Exhibit 99.1

Media Relations Contact:
Brian Ziel (831.439.5429)
brian.ziel@seagate.com

KRISTEN ONKEN NAMED TO SEAGATE TECHNOLOGY BOARD OF DIRECTORS

CUPERTINO, CA — December 5, 2011 — Seagate Technology plc (NASDAQ: STX) today announced the appointment of Kristen M. Onken, former chief financial officer of Logitech International, S.A., to its Board of Directors. Ms. Onken will also serve on the Audit Committee of the Board.

Ms. Onken, 62, brings years of senior leadership experience at multinational companies to Seagate. Before joining Logitech, Ms. Onken held senior positions at Fujitsu PC Corporation and Sun Microsystems. Ms. Onken currently serves on the board of directors for Silicon Laboratories Inc. and holds a B.S. from Southern Illinois University and an MBA in Finance from the University of Chicago.

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